Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 6) of our report dated January 30, 2023, except for Notes 1, 4, 5, 7, 8, 9 & 10 which are dated July 17, 2023, with respect to the audited financial statements of Vitro Biopharma Inc. and its subsidiaries for the years ended October 31, 2022 and 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 28, 2023